Exhibit 99.1

For Immediate Release	For Investor Inquiries, contact:
October 25, 2006	Shona L. Bedwell
2006-20	317.808.6169

For Media Inquiries, contact:
Tom Wiser
317.808.6137

Duke Realty Announces Third Quarter Earnings

Common and Preferred Stock Dividends Declared

Indianapolis - Duke Realty Corporation (DRE: NYSE) reported today results for the third quarter and nine-month period ended September 30, 2006.

Funds from operations available to common shareholders (diluted) (“FFO”) was $0.65 per share for the third quarter of 2006, as compared to $0.61 per share for the same quarter in 2005, an increase of 6.6 percent.    FFO for the year-to-date period was $1.73 per share, as compared to $1.79 per share for the same period in 2005.

Net income available for common shareholders (diluted) (“EPS”) was $0.45 per share for the third quarter of 2006, as compared to $1.48 per share for the same quarter in 2005.    EPS for the year-to-date period was $0.70 per share, as compared to $1.94 per share for the same period in 2005.  Included in the third quarter of 2005 EPS is $1.33 from gains on depreciable property sales primarily from the sale of a 212 property light industrial portfolio completed in September 2005.

Denny Oklak, Chairman and Chief Executive Officer, commenting on Duke’s third quarter performance, stated,

“We are extremely pleased with our operating results so far this year.  With more than 6.5 percent growth in FFO this quarter, our earnings have now recovered from our strategic flex portfolio sale that occurred at the end of the third quarter last year.  Our overall leasing activity remains solid and our development activity continues to be strong.  Through the third quarter this year, our level of development starts now totals approximately $810 million which is in excess of our full year record in 2005 of $740 million.

- more -

Looking to the future, we expect a strong fourth quarter with FFO per share of $0.69 to $0.72, which equates to $2.42 to $2.45 per share for all of 2006.   In 2007, we expect FFO per share to grow to between $2.58 to $2.72 as our held-for-rental development pipeline is placed in service and our held-for-sale closings increase.”

Dividends

Additionally, the Company’s Board of Directors declared its quarterly common stock dividend of $0.475 per share, or $1.90 per share on an annualized basis.  The dividend is payable on November 30, 2006, to shareholders of record on November 14, 2006.

The Board also declared today the following dividends on the Company’s outstanding preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share	Record Date	Payment Date
Series B	Not Listed	$.998750	December 15, 2006	December 29, 2006

Series J	DREPRJ	$.414063	November 16, 2006	November 30, 2006

Series K	DREPRK	$.406250	November 16, 2006	November 30, 2006

Series L	DREPRL	$.412500	November 16, 2006	November 30, 2006

Series M	DREPRM	$.434375	December 15, 2006	December 29, 2006

Series N	DREPRN	$.453125	December 15, 2006	December 29, 2006

Third Quarter Operating Statistics

•                  The Company’s 706 in-service properties totaling 107.0 million square feet were 92.5 percent leased compared to 92.4 percent and 91.2 percent leased at June 30, 2006 and September 30, 2005, respectively.

•                  The Company’s value creation pipeline totaled $1.3 billion, including $456 million of joint venture developments in which the Company has an approximate 50 percent ownership interest.  The pipeline includes $449 million of developments with an expected stabilized return of 9.4 percent that Duke plans to own indefinitely after completion, $797 million of developments with an expected stabilized return of 8.7 percent that the Company plans to sell within approximately one year of completion, and a $54 million backlog of third-party construction volume with a 9.8 percent fee.

•                  Including 5.8 million square feet of projects under development that were 26.3 percent pre-leased, the Company’s total portfolio at the end of the third quarter consisted of 733 properties totaling approximately 113 million square feet that were 89.1 percent leased.

•                  Duke renewed 80 percent of leases up for renewal, totaling 1.9 million square feet, on which net effective rents increased by 2.7 percent.

•                  Same property net operating income during the third quarter increased by 6.5 percent.

•                  Property sales in the third quarter totaled $140.3 million at an average stabilized capitalization rate of 8.1 percent.

•                  Acquisitions in the third quarter totaled $34.1 million at an average stabilized return of 7.4 percent.

•                  The Company’s interest and fixed-charge coverage ratios in the third quarter were 3.2 and 2.1, respectively, and its debt-to-total market capitalization ratio was 38.8 percent at September 30, 2006.

When used in this press release, the word “believes,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are advised to refer to Duke’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 6, 2006 for additional information concerning these risks.

Supplemental Earnings Measure

FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies.  FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis.  A reconciliation of FFO to GAAP net income is included in the financial tables accompanying this press release.

About Duke Realty Corporation

Founded in 1972, Duke Realty Corporation develops commercial real estate in strategically selected markets by leveraging the expertise of local sales, construction and operations professionals.  Duke is the largest publicly traded, vertically integrated office/industrial real estate company in the United States.  Duke’s properties encompass approximately 113 million rentable square feet leased by approximately 3,600 tenants.  We own or control more than 6,500 acres of undeveloped land that can support over 94 million square feet of additional development.  Duke common stock is listed on the New York Stock Exchange under the symbol: DRE.  Visit Duke on the web at www.dukerealty.com.

A copy of the Company’s supplemental information fact book will be available after 6:00 p.m. EDT today in the Investor Relations section of the Company’s web site at www.dukerealty.com.  Duke is also hosting a conference call tomorrow at 3:00 p.m. New York time to discuss its third quarter operating results.  All investors are invited to listen to this call, which can be accessed through the Investor Relations section of the Company’s web site.

Financial Highlights

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
Operating Results
Revenues from continuing operations	$234,219	$196,749	$662,820	$579,594
Earnings from rental operations	28,521	21,962	93,985	85,917
Earnings from service operations	14,982	12,559	22,908	37,443
Net income available for common shareholders - Basic	61,734	213,348	94,899	279,128
Net income available for common shareholders - Diluted	68,195	234,101	104,295	305,699
Funds from operations available for common shareholders - Basic	88,787	87,175	235,220	256,641
Funds from operations available for common shareholders - Diluted	97,491	95,392	258,447	281,074

Per Share:
Net income available for common shareholders - Basic	$0.46	$1.50	$0.70	$1.95
Net income available for common shareholders - Diluted	$0.45	$1.48	$0.70	$1.94
Funds from operations available for common shareholders - Basic	$0.66	$0.61	$1.74	$1.79
Funds from operations available for common shareholders - Diluted	$0.65	$0.61	$1.73	$1.79
Dividend payout ratio of funds from operations	73.1%	77.1%	82.1%	78.5%
Weighted average shares outstanding
Basic - Net income and Funds From Operations	135,117	142,663	134,957	143,076
Diluted - Net income	150,947	158,468	149,472	157,453
Diluted - Funds From Operations	149,590	156,943	149,472	157,453

	September 30	December 31
	2006	2005
Balance Sheet Data
Net real estate investments	$6,027,758	$4,733,100
Total assets	7,273,542	5,647,560
Total debt	4,075,683	2,600,651
Shareholders’ equity	2,598,456	2,452,798
Common shares outstanding at end of period	135,160	134,697

Reconciliation of Net Income to Funds From Operations

(in thousands, except per share data)

	Three Months Ended
	September 30 (Unaudited)
	2006			2005
		Wtd.			Wtd.
		Avg.	Per		Avg.	Per
	Amount	Shares	Share	Amount	Shares	Share
Net Income Available for Common Shares	$61,734	135,117	$0.46	$213,348	142,663	$1.50
Add back:
Minority interest in earnings of unitholders	6,083	13,211		20,255	13,447
Joint venture partner convertible ownership net income	378	1,357		498	1,525
Other common stock equivalents		1,262			833
Diluted Net Income Available for Common Shares	$68,195	150,947	$0.45	$234,101	158,468	$1.48

Reconciliation to Funds From Operations (“FFO”)
Net Income Available for Common Shares	$61,734	135,117	$0.46	$213,348	142,663	$1.50
Adjustments:
Depreciation and Amortization	64,363			67,623
Company Share of Joint Venture Depreciation and amortization	4,568			5,003
Earnings from depreciable property sales-wholly owned	(39,537)			(210,837)
Earnings from depreciable property sales-JV	280			—
Minority interest share of adjustments	(2,621)			12,038
Basic Funds From Operations	88,787	135,117	$0.66	87,175	142,663	$0.61
Minority interest in earnings of unitholders	6,083	13,211		20,255	13,447
Minority interest share of adjustments	2,621			(12,038)
Other common stock equivalents		1,262			833
Diluted Funds From Operations	$97,491	149,590	$0.65	$95,392	156,943	$0.61

	Nine Months Ended
	September 30 (Unaudited)
	2006			2005
		Wtd.			Wtd.
		Avg.	Per		Avg.	Per
	Amount	Shares	Share	Amount	Shares	Share
Net Income Available for Common Shares	$94,899	134,957	$0.70	$279,128	143,076	$1.95
Add back:
Minority interest in earnings of unitholders	9,396	13,302		26,571	13,602
Other common stock equivalents		1,213			775
Diluted Net Income Available for Common Shares	$104,295	149,472	$0.70	$305,699	157,453	$1.94

Reconciliation to Funds From Operations (“FFO”)
Net Income Available for Common Shares	$94,899	134,957	$0.70	$279,128	143,076	$1.95
Adjustments:
Depreciation and Amortization	190,112			194,973
Company Share of Joint Venture Depreciation and amortization	13,695			14,811
Earnings from depreciable property sales-wholly owned	(41,573)			(223,235)
Earnings from depreciable property sales-share of joint venture	(8,082)			(11,174)
Minority interest share of adjustments	(13,831)			2,138
Basic Funds From Operations	235,220	134,957	$1.74	256,641	143,076	$1.79
Minority interest in earnings of unitholders	9,396	13,302		26,571	13,602
Minority interest share of adjustments	13,831			(2,138)
Other common stock equivalents		1,213			775
Diluted Funds From Operations	$258,447	149,472	$1.73	$281,074	157,453	$1.79